Exhibit 4.17(a)

Translation for information

1 December, 2004

AMENDMENT AND RESTATEMENT AGREEMENT TO THE COMMON
AGREEMENT DATED 10 AUGUST 1994

Between

Euro Disney S.C.A

Euro Disney Associés S.C.A

EDL Hôtels S.C.A

Euro Disneyland S.N.C

Hôtel New York Associés S.N.C

Newport Bay Club Associés S.N.C

Sequoia Lodge Associés S.N.C

Cheyenne Hotel Associés S.N.C

Hôtel Santa Fe Associés S.N.C

Centre de Divertissements Associés S.N.C

and

the Banks parties to the Phase IA Credit Facility

the Caisse des Dépôts et Consignations

the Partners party to the Phase IA Partners Advances Agreement the Banks parties to Phase IB Credit Facility Agreement

the SNC Hotel Companies partners and the Lenders party to the Phase IB Credit Facility

Agreement

Agents

BNP PARIBAS

CALYON

CDC

Advisers to BNP PARIBAS and CALYON	Advisers to CDC
Slaughter and May 112, avenue Kléber 75116 Paris	Gide Loyrette Nouel 28, cours Albert 1er 75008 Paris

Advisers to the Debtors
Freshfields Bruchhaus Deringer
2-4, rue Paul Cézanne
75008 Paris

1

TABLE OF CONTENTS

1.	Definitions

2.	Interim Period

3.	Prepayment

4.	Amendment and Restatement of the Common Agreement

5.	Conditions Precedent

6.	Representations and Warranties

7.	Undertakings

8.	Entry in force

9.	Termination

10.	Agent

11.	Waiver of rights

12.	Costs and Expenses

13.	No Novation

14.	Severability of Provisions

15.	Language

16.	Governing Law

17.	Jurisdiction

ANNEX I

List of the current subsdiaries, direct or indirect, of Euro Disney S.C.A., Euro Disney Associés S.C.A. and EDL Hotels SCA (prior to the Contribution)

ANNEX II

List of Phase IA Banks, Phase IA Partners, Phase IB Banks and Phase IB Lenders

ANNEX III

2

Common Agreement Amended and Restated

ANNEX IV

Letter from BNP PARIBAS and CALYON dated 27 October 2004

3

BETWEEN THE UNDERSIGNED :

1)     EURO DISNEY S.C.A., société en commandite par actions, having its registered office at Immeubles Administratifs, Route Nationale 34, Chessy, 77700

acting in its own name and on behalf of its subsidiaries the list of which is set out in annex I,

(hereafter “Euro Disney S.C.A”)

2)     EURO DISNEY ASSOCIES S.C.A., société en commandite par actions, having its registered office at Immeubles Administratifs, Route Nationale 34, Chessy, 77700

acting in its own name and on behalf of its subsidiaries the list of which is set out in annex I,

(hereafter “Euro Disney Associés S.C.A”)

3)     EDL HOTELS S.C.A., société en commandite par actions, having its registered office at Immeubles Administratifs, Route Nationale 34, Chessy, 77700

acting in its own name and on behalf of its subsidiaries the list of which is set out in annex I,

(hereafter “EDL Hotels”)

4)     EURO DISNEYLAND S.N.C., société en nom collectif, having its registered office at Immeubles Administratifs, Route Nationale 34, Chessy, 77700

(hereafter “Euro Disneyland S.N.C”)

5)     HOTEL NEW YORK ASSOCIES S.N.C., société en nom collectif, having its registered office at Immeubles Administratifs, Route Nationale 34, Chessy, 77700

6)     NEWPORT BAY CLUB ASSOCIES S.N.C., société en nom collectif, having its registered office at Immeubles Administratifs, Route Nationale 34, Chessy, 77700

7)     SEQUOIA LODGE ASSOCIES S.N.C., société en nom collectif, having its registered office at Immeubles Administratifs, Route Nationale 34, Chessy, 77700

8)     CHEYENNE HOTEL ASSOCIES S.N.C., société en nom collectif, having its registered office at Immeubles Administratifs, Route Nationale 34, Chessy, 77700

9)     HOTEL SANTE FE ASSOCIES S.N.C., société en nom collectif, having its registered office at Immeubles Administratifs, Route Nationale 34, Chessy, 77700

10)   CENTRE DE DIVERTISSEMENTS ASSOCIES S.N.C., société en nom collectif, having its registered office at Immeubles Administratifs, Route Nationale 34, Chessy, 77700

(hereafter together the “SNC Hotel Companies” or individually a “SNC Hotel Company”)

(Euro Disneyland S.N.C and the SNC Hotel Companies hereafter together the “S.N.Cs” or individually an “S.N.C”.)

(Euro Disney S.C.A, Euro Disney Associés S.C.A., EDL Hôtels, Euro Disneyland S.N.C and the SNC Hotel Companies being hereafter referred to together as the “Debtors” or individually a “Debtor”)

AND:

11)   The banks parties to the Phase IA Facility Agreement, the list of which is set out in annex II,

represented by their Agent, BNP PARIBAS,

(hereafter the “Phase IA Banks”)

12)   CAISSE DES DEPOTS ET CONSIGNATIONS, specific public entity created by the law of 28 April 1816 codified under articles L.518-2 et seq. of the Code monétaire et financier, having its registered office at 56 rue de Lille, 75507 Paris,

(hereafter “CDC”)

13)   The parties to the Phase IA Partners Advances Agreement, the list of which is set out in annex II,

represented by their Agent, CALYON,

(hereafter the “Phase IA Partners”)

14)   The Banks parties to the Phase IB Credit Facility Agreement, the list of which is set out in annex II,

represented by their Agent, CALYON,

(hereafter the “Phase IB Banks”)

15)   The SNC Hotel Companies partners and the lenders, party to the Phase IB Advances Agreement, the list of which is set out in annex II,

represented by their Agent, CALYON,

(hereafter the “Phase IB Lenders”)

(The Phase IA Banks, CDC, the Phase IA Partners, the Phase IB Banks, the Phase IB Lenders hereafter referred to together as the “Creditors” or individually a “Creditor”).

WHEREAS:

(A)          In view of the development of Phase I of the Euro Disneyland Project in France, the Debtors have entered into a number of Bank Debt Agreements (as defined hereafter) with the Creditors.

(B)          Upon the financial restructuring of the Euro Disney Group in 1994 a common agreement was entered into between the Debtors and the Creditors on 10 August 1994 (the “Common Agreement”) with a view to establishing the undertakings of the Debtors to all the Creditors and determining certain of the common provisions relating to such restructuring.

(C)          Since that date certain amendments (the “Amendments”) were made to the Common Agreement in particular through the consultation of 25 September 1995 and the application for authorisation and waiver of 6 September 1999.

(D)          The Euro Disney Group having encountered fresh financial difficulties, a memorandum of agreement signed on 8 June 2004, between Euro Disney S.C.A., EDL Hôtels S.C.A., Euro Disneyland S.N.C., the SNC Hotel Companies, The Walt Disney Company, CDC, as well as the Phase IA Banks, the Phase IA Partners, the Phase IB Banks and the Phase IB Lenders, represented by their respective agents BNP PARIBAS or CALYON, and approved by the Steering Committee (subsequently amended following the letter from Euro Disney S.C.A to the Creditors, dated 20 September 2004) set out the measures necessary with a view to restoring the financial balance of the Euro Disney Group; the memorandum of agreement, as amended was accepted by a letter signed by all parties on 30 September, 2004 (the “Memorandum of Agreement”).

(E)           The Memorandum of Agreement provided for a certain number of measures, including an increase in the share capital of Euro Disney S.C.A. and a reorganisation of the Euro Disney Group, consisting of the conversion of Euro Disney Associés S.N.C. into a société en commandite par actions and the transfer by Euro Disney S.C.A. of all or substantially all of its assets and liabilities to Euro Disney Associés S.C.A, the latter thereby becoming the operator of the Disneyland Resort, Paris.

(F)           The transfer will lead to the extinction (by means of “confusion”) of the lease dated 1 July 1994 pursuant to which Euro Disney Associés S.N.C leased certain of its assets to Euro Disney S.C.A. and a sub-lease dated 30 June 1994 pursuant to which Euro Disney Associés S.N.C. sub-let to Euro Disney S.C.A. the assets subject to the Crédit-Bail Agreement, as a result of Euro Disney Associés becoming lessor and lessee and lessor and sub-lessee respectively.

(G)          As a consequence of the signature of the Memorandum of Agreement and in order to assist its implementation, a certain number of amendments are required to be made to the Common Agreement; in addition, the parties wish, for the sake of convenience, to produce a consolidated version of the Common Agreement containing the Amendments, and secondly, to exclude from the text of the Agreement all historical provisions which have become unnecessary and to update certain obsolete references.

(H)          The aim of this Agreement is therefore to insert the Amendments into the Common Agreement, to amend the Common Agreement in accordance with paragraph (F) above and to restate the Common Agreement’s unamended provisions.

(I)            Euro Disney Associés S.C.A is a party to this agreement by virtue of the fact that, as a result of the Contribution, it will replace Euro Disney S.C.A. as a debtor.

THE PARTIES HAVE THEREFORE AGREED AS FOLLOWS:

1.            Definitions

For the application of the Agreement and its Schedules, except where the context otherwise requires, the terms defined in the Common Agreement, in the Covenants or in any of the relevant Bank Debt Agreements (as the Common Agreement, the Covenants or the Bank Debt Agreements have been modified at the date hereof) have the same meaning as is given to them therein, and, with the exception of the terms defined in the recitals, the following terms have the following meanings :

“Agent” means each of the Agents designated as such further to each of the Bank Debt Agreements and CDC for the implementation of the CDC Loan Agreements.

“Agreement” means this agreement including its annexes.

“Agreement Date” means the date of execution of this Agreement.

“Amended and Restated Common Agreement” means the Common Agreement dated 10 August 1994 between Euro Disney S.C.A, acting in its own name and on behalf of its subsidiaries listed in the Annex to such agreement, EDL Hotels S.C.A acting in its own name and on behalf of its subsidiaries listed in the Annex to such agreement, Euro Disneyland S.N.C, the SNC Hotel Companies, the Phase IA Banks, the Phase IA Partners, the Phase IB Banks, the Phase IB Lenders and CDC, as amended and restated in accordance with the provisions of Clause 4 (Amendment and restatement of the Common Agreement) the text of which is attached as Annex III.

“Bank Debt Agreements” means the following agreements (i) Phase IA Credit Facility; (ii) the CDC Loan Agreements; (iii) the Phase IA Partners Advances Agreement; (iv) Phase IB Credit Facility Agreement; and (v) the Phase IB Advances Agreement.

“CDC Junior Loans” means CDC participating loans granted to Euro Disney S.C.A or Euro Disneyland S.N.C by CDC pursuant to the CDC Participating Loan Agreement.

“CDC Loan Agreements” means the CDC Ordinary Loan Agreement and the CDC Participating Loan Agreement.

“CDC Long Term Subordinated Debt Agreements” means each of the agreements relating to the Subordinated Long Term Debt of Euro Disney Associés SCA arising in accordance with the conditions provided for in the CDC Second Park Agreements.

“CDC Ordinary Loans” means the ordinary loans granted to Euro Disney S.C.A or Euro Disneyland S.N.C by CDC pursuant to the CDC Ordinary Loan Agreement.

“CDC Ordinary Loan Agreement” means the agreement relating to the granting of Ordinary Loans dated 17 May 1989 between CDC, Euro Disney S.C.A and Euro Disneyland S.N.C as amended by two amendments dated 10 August 1994 and 30 September 1999, and an amended and restated CDC Ordinary Loan Agreement between CDC, Euro Disney SCA and Euro Disneyland SNC dated 1 December 2004, the entry in force of which is subject to the implementation of the Contribution and the Completion of Share Capital Increase.

“CDC Participating Loan Agreement” means the agreement relating to the granting of Junior Loans dated 17 May 1989 between CDC, Euro Disney S.C.A and Euro Disneyland S.N.C as amended by two amendments dated 10 August 1994 and 30 September 1999 and an amended and restated CDC Participating Loan Agreement between CDC, Euro Disney SCA and Euro Disneyland SNC dated 1 December 2004, the entry in force of which is subject to the implementation of the Contribution and the Completion of Share Capital Increase.

“CDC Second Park Agreements” means

(a) the Loan Agreements (Tranches A, B, C and D) dated 30 September 1999 between Euro Disney S.C.A and CDC, as amended by amendments dated 18 November 2002, and by loan agreements (Tranche A, B, C and D) amended and restated on 1 December 2004

(b) the Loan Agreement (Tranche E) between Euro Disney S.C.A and CDC to be entered into before the Share Capital Increase Completion Date,

(c) the subordination agreement between Euro Disney S.C.A, the Priority Creditors and CDC dated 19 October 1999 as amended by an amendment agreement between the same parties dated 1 December 2004 and by a subordination agreement amended and restated between Euro Disney Associés SCA, the Priority Creditors and CDC dated 1 December 2004.

“Completion of Share Capital Increase” means in connection with one of the actions agreed in the Memorandum of Agreement, that new shares of Euro Disney S.C.A shall have been subscribed for, fully paid in cash and issued in a gross minimum amount of €250 million and that the proceeds thereof shall have been paid to Euro Disney S.C.A.

“Contribution” means the Contribution of the assets and liabilities of Euro Disney S.C.A to Euro Disney Associés S.C.A further to the Contribution Agreement.

“Contribution Agreement” means the contribution agreement between Euro Disney Associés S.C.A and Euro Disney S.C.A dated 30 September 2004, as amended on 8

November, 2004, as it shall be approved by the extraordinary shareholders’ meetings of each such company.

“Defined Proportion” means, with respect to releases of the Security Deposits and the corresponding utilisations in accordance with Clause 2 (Interim Period) and Clause 3 (Prepayment), a percentage of 66% of the Security Deposit referred to in (i) of the definition of “Security Deposit” and 34% of the Security Deposit referred to in (ii) of the definition of Security Deposit.

“Gage-espèces” has the meaning set out in paragraph (A)(2)(b) of Clause 2 (Interim Period).

“IA Partners’ Agent” means the agent appointed in such capacity in the Phase IA Partners Advances Agreement.

“Master Agreement” means the agreement for the creation and operation of Euro Disneyland in France dated 24 March 1987 between (i) the Republic of France, (ii) the Ile de France region, (iii) the département of Seine et Marne, (iv) the Régie Autonome des Transports Parisiens, (v) the Etablissement Public d’Aménagement de la Ville Nouvelle de Marne la Vallée and (vi) the Etablissement Public d’Aménagement du Secteur IV de la Ville Nouvelle de Marne la Vallée, on the one hand, a subsidiary of TWDC, Euro Disney S.C.A and Euro Disneyland S.N.C, on the other hand, as amended by amendments number one, two and three and by the Amendment Agreement to the Master Agreement as defined in the Phase IA Credit Amendment and Restatement Agreement.

“Phase IA Advances Amendment and Restatement Agreement” means the agreement dated 1 December 2004 relating in particular to the amendment and restatement of the Phase IA Partners Advances Agreement.

“Phase IA Banks Agent” means the agent designated as such under the Phase IA Credit Facility.

“Phase IA Credit Amendment and Restatement Agreement” means the agreement dated 1 December 2004 relating in particular to the amendment and restatement of the Phase IA Credit Facility.

“Phase IA Credit Facility” means the multicurrency credit facility agreement which may be utilised by means of drawings or issue of letters of credit, dated 5 September 1989 between Euro Disney S.C.A, Euro Disneyland S.N.C, the Phase IA Banks as lenders and BNP PARIBAS as Agent as amended by amendments of 10 August 1994 and 17 March 1995 and by the applications for authorisations and waivers relating to the Covenants dated in particular 6 September 1999, and amended and restated by the Phase IA Credit Amendment and Restatement Agreement.

“Phase IA Partners Advances Agreement” means the partners advances agreement dated 26 April 1989 between Euro Disneyland S.N.C as borrower, its Partners as lenders and CALYON as Agent, as amended by an amendment dated 10 August 1994, and amended and restated by the Phase IA Advances Amendment and Restatement Agreement.

 “Phase IB Banks Agent” means the agent designated as such under the Phase IB Advances Agreement.

 “Phase IB Advances Agreement” means the advances agreement dated 26 April 1991 between the Hotel S.N.C.s, EDL Hotels S.C.A as guarantor, the Phase IB Lenders and CALYON as Agent as amended by amendments dated 10 August 1994, 12 July 1995, 15 May 1996 and 16 May 2003 as well as by the applications for authorisations and waivers relating to the Covenants dated in particular 6 September 1999, and amended and restated by the Phase IB Advances Amendment and Restatement Agreement.

“Phase IB Advances Amendment and Restatement Agreement” means the agreement dated 1 December 2004 relating in particular to the amendment and restatement of the Phase IB Partners Advances Agreement.

“Phase IB Credit Amendment and Restatement Agreement” means the agreement dated 1 December 2004 relating in particular to the amendment and restatement of the Phase IB Credit Facility Agreement.

“Phase IB Credit Facility Agreement” means the credit facility agreement dated 25 March 1991 between EDL Hotels, the SNC Hotel Companies, the Phase IB Banks as lenders and CALYON as Facility Agent, Agent for the Lenders and Security Agent, as amended by amendments dated 10 August 1994, 12 July 1995, 15 May 1996 and 16 May 2003 as well as by the applications for authorisations and waivers relating to the Covenants dated in particular 6 September 1999, and amended and restated by the Phase IB Credit Amendment and Restatement Agreement.

“Phase IB Lenders Agent” means the agent appointed in such capacity in the Phase IB Advances Agreement.

“Restatement Date” means the date on which all the conditions precedent listed in clause 5 (Conditions Precedent) and which shall not have been waived by the Agents shall be satisfied.

“Security Deposit” means (i) the sums deposited by Euro Disney S.C.A with the Phase IA Banks Agent and allocated by way of gage-espèces in favour of the Phase IA Banks and CDC as security for all amounts due and payable pursuant to the Phase IA Credit Facility and the agreement relating to the granting of ordinary loans referred to in the first part of the definition of CDC Ordinary Loan Agreement and (ii) the sums deposited by EDL Hotels with the Phase IB Credit Agent allocated by way of gage-espèces in favour of the Phase IB Banks and the Phase IB Lenders as security for all amounts due pursuant to the Phase IB Credit Facility Agreement and the Phase IB Advances Agreement.

“Share Capital Increase Completion Date” means the date on which the Completion of Share Capital shall be implemented.

“Steering Committee” means the working group representing creditors of the Senior Debt (other than CDC), set up of the financial restructuring of the Euro Disney Group.

“Subordinated Long Term Debt” means, with respect to the Royalties, the Management Fees, interest under the CDC Second Park Agreements and the Standby Revolving Credit Facility, the sums deferred and transformed into long term subordinated debt respectively in accordance with the letter referred to in (iii) of the definition of Licence Supplemental Agreement, the agreements referred to in (ii) of the definition of Remuneration Agreement, the CDC Second Park Agreements and the Standby Revolving Credit Supplemental Agreement.

2.            Interim period

(A)          In accordance with the provisions of clause 7.1.4 (Debt service under the Bank Debt Agreements) of the Memorandum of Agreement, for each payment date between 1 October 2004 and the Share Capital Increase Completion Date, debt service in relation to the Bank Debt Agreements (in principal, interest, commissions, expenses and ancillary amount) shall be processed in accordance with the provisions of each of the relevant Bank Debt Agreements, subject to the following reservations as regards service of principal:

(1)            Phase IA Credit Facility and Phase IB Credit Facility Agreement

(a)   the Phase IA Banks Agent, acting on behalf of the Phase IA Banks, and the Phase IB Banks Agent acting on behalf of the Phase IB Banks and the Phase IB Lenders:

(i)     shall each for his own part give a partial release of the Security Deposits in the Defined Proportion, at the relevant payment date, and up to the corresponding fraction of the amount of the principal payment concerned with respect to, as the case may be, the Phase IA Credit Facility or the Phase IB Credit Facility Agreement;

(ii)    provided that on the date of any such release all the obligations of the Debtors pursuant to the provisions of clause 7.1.4 (Debt service under the Bank Debt Agreements) paragraph (c) of the Memorandum of Agreement shall have been complied with.

The letter from BNP PARIBAS and CALYON of 27 October 2004 setting out this mechanism is attached as Annex IV.

(b)   The Phase IA Banks Agent or the Phase IB Banks Agent, as the case may be, shall transfer the sum so released to the account, as the case may be, of the Phase IA Banks Agent or the Phase IB Banks Agent, details of which shall have been previously notified to it, so as to enable the Phase IA Banks Agent or the Phase IB Banks Agent as the case may be to proceed to the payment of principal concerned.

(c)   The sums mentioned above, which shall have been partially released, shall simultaneously be allocated by, as the case may be, the Phase IA Banks Agent or the Phase IB Banks Agent acting, as the case may be, on behalf of Euro Disney S.C.A or EDL Hotels and, as the case may be the Phase IA Banks or the Phase IB Banks, to service the principal of the debt becoming payable under the Phase IA Credit Facility or the Phase IB Credit Facility Agreement as applicable.

(d)   The total (i) of the sums allocated to service of the principal of the debt under the Phase IA Credit Facility and the Phase IB Credit Facility Agreement according to the terms of this clause 2 and (ii) the sums allocated to partial prepayment of the debt in accordance with the terms of clause 3 (Prepayment), shall be capped at the total amount of the Security Deposits (interest excluded) as at 8 June 2004, namely €100 million.

(2)           CDC Loan Agreements

(a)    CDC Ordinary Loans to Euro Disney S.C.A

The payment of principal on 30 October 2004 under the CDC Ordinary Loans granted to Euro Disney S.C.A shall be met by Euro Disney S.C.A by means of interest accrued on the security deposit up to 30 October 2004.

For this purpose the Phase IA Banks Agent, acting on behalf of the Phase IA Banks, and the Phase IB Banks Agent acting on behalf of the Phase IB Banks and the Phase IB Lenders shall, each for his own part, give a partial release of such interest in the Defined Proportion up to the corresponding fraction of the relevant principal payment.

The above sums thus partially released shall be simultaneously transferred by the Phase IA Credit Agent and the Phase IB Credit Agent, acting on behalf of Euro Disney S.C.A, to a CDC account details of which shall have been previously notified by CDC to each of the Agents concerned.

(b)           CDC Ordinary Loans granted to Euro Disneyland S.N.C and CDC Junior Loans

The payment of principal under the CDC Ordinary Loans granted to Euro Disneyland S.N.C and the CDC Junior Loans shall be postponed until the Share Capital Increase Completion Date according to the provisions of the CDC Loan Agreements.

As security for the amounts so postponed Euro Disney has granted to CDC, in accordance with the provisions of Gage-espèces contract between CDC and Euro Disney S.C.A dated 29 October 2004, two gage-espèces (the “gage-espèces”) in a total initial amount of €2,447,823.96.

On the Share Capital Increase Completion Date CDC shall transfer back to Euro Disney S.C.A the amount of the Gage-espèces.

In the event of termination of certain provisions of the Memorandum of Agreement in accordance with paragraph (b) of clause 7.7 (Termination) of the Memorandum of Agreement and in the event that Euro Disneyland S.N.C or Euro Disney S.C.A were to default in the performance of its obligations secured by the Gage-espèces, CDC may set off the amount subject to the Gage-espèces against the amount due by Euro Disneyland S.N.C or Euro Disney S.C.A with respect to such secured obligations, in accordance with the provisions of the above mentioned gage-espèces contract.

(B)           Interest

Subject to the provisions of paragraph (A)(2)(a) above the balance of accrued interest on the Security Deposits shall be repaid by each of the Agents concerned to Euro Disney S.C.A on the Share Capital Increase Completion Date.

(C)           Investment

Euro Disney SCA agrees, up to the Share Capital Increase Completion Date, not to spend, by way of development investment and authorised investment, amounts which would result in the sum of 90 million euros (€90,000,000) excluding taxes, calculated in respect of the period between 1 April, 2004 to 31 March, 2005, being exceeded.

3.            Prepayment

(i)            In order to implement the partial prepayment of principal outstanding under the Phase IA Credit Facility, the Phase IB Credit Facility Agreement and the Phase IB Advances Agreement (Tranche C) provided at clause 5.1 (Prepayment) of the Memorandum of Agreement, and notwithstanding the provisions of the relevant Bank Debt Agreements, such partial prepayment shall take place as provided in each of the Phase IA Credit Amendment and Restatement Agreement, Phase IB Credit Amendment and Restatement Agreement, Phase IB Advances Amendment and Restatement Agreement and Phase IA Advances Amendment and Restatement.

Accordingly on the Share Capital Increase Completion Date each of the relevant Debtors shall pay to the relevant Agent, on behalf of each of the relevant Creditors, the amount of principal and interest appearing on the notice which will have been sent by each of the relevant Agents.

(ii)           However the amounts of principal included in the payments to be made by each of the relevant Debtors shall be paid as follows:

(1)             Phase IA Credit

(a)             Tranche A, Tranche D1 and Tranche D2

(i)        the Phase IA Banks Agent shall calculate the balance of the Maximum Prepayment Amount (as defined in the Phase IA Credit Amendment and Restatement Agreement) outstanding to Tranche A Banks, Tranche D1 Banks and Tranche D2 Banks after deducting the amount of principal reimbursed to such Banks between 1 October 2004 and the Share Capital Increase Completion Date in accordance with the provisions of paragraph (A)(1) of Clause 2 (Interim period), (hereafter the “First Difference”).

(ii)       on the Share Capital Increase Completion Date:

(i’)      the Phase IA Banks Agent, acting on behalf of the Phase IA Banks, and the Phase IB Banks Agent, acting on behalf of the Phase IB Banks and the Phase IB Lenders:

(i)    shall each for his own part release the balance of the Security Deposits in the Defined Proportion up to the First Difference;

(ii)   subject to compliance by the relevant Debtors with the provisions of Clause 5.1.2 (Ordinary CDC Loans) of the Memorandum of Agreement; and

(ii’)     the Phase IB Banks Agent, shall transfer the sums so released to the account of the Phase IA Banks Agent, details of which shall have previously been notified to it, in order to enable the Phase IA Banks Agent to proceed to pay the amount of the First Difference;

(iii’)    the Phase IA Banks Agent, acting on behalf of Euro Disney Associés S.C.A shall allocate simultaneously the First Difference to the prepayment, in accordance with the notice referred to in paragraph (A) pro rata the outstanding amount of the Tranche A Banks, the Tranche B1 Banks and the Tranche D2 Banks; and

(iv’)    the difference between the Maximum Prepayment Amount and the First Difference thus allocated to the prepayment shall consist of amounts of principal repaid in accordance with the provisions of paragraph (A)(1) of Clause 2 (Interim period) which shall be deemed to have been prepaid between 1 October 2004 and the Share Capital Increase Completion Date.

(b)           Tranche B

(i)       the Phase IA Banks Agent shall calculate the balance of the Maximum Prepayment Amount to Third Party Lenders (as defined in the Phase IA Credit Amendment and Restatement Agreement) available for allocation to Third Party Lenders after deducting the amount of principal reimbursed to such Third Party Lenders between 1 October 2004 and the Share Capital Increase Completion Date in accordance with the provisions of paragraph (A)(1) of Clause 2 (Interim period), at the Prepayment Date (hereafter the “Second Difference”).

(ii)      on the Share Capital Increase Completion Date:

(i’) the Phase IA Banks Agent, acting on behalf of the Phase IA Banks, and the Phase IB Banks Agent, acting on behalf of the Phase IB Banks and the Phase IB Lenders:

•      shall each for his own part give release of the balance of the Security Deposits in the Defined Proportion up to the Second Difference;

•      provided the relevant Debtors have performed the provisions of clause 5.1.2 (Ordinary CDC Loans) of the Memorandum of Agreement; and

(ii’)the Phase IB Banks Agent shall transfer the sums so released to the account of the Phase IA Banks Agent, details of which shall have previously been notified to it, in order to enable the Phase IA Banks Agent to proceed to pay the amount of the Second Difference;

(iii’)the Phase IA Banks Agent, acting on behalf of Euro Disney Associés S.C.A shall allocate simultaneously the Second Difference to the partial prepayment to Third Party Lenders, in accordance with the notice referred to in paragraph (A) and shall make the corresponding transfers in accordance with their instructions;

(iv’)the difference between the Maximum Prepayment Amount to Third Party Lenders and the Second Difference thus allocated to the prepayment shall consist of amounts of principal repaid in accordance with the provisions of paragraph (A)(1) of Clause 2 (Interim period) which shall be deemed to have been prepaid between 1 October 2004 and the Share Capital Increase Completion Date; and

(v’)the Phase IA Banks (Tranche B) shall pay to the Phase IA Banks Agent, in accordance with clause 42 (Payment by the Banks) of the Phase IA Credit Facility, €7,872,098.91 for Euro Disneyland S.N.C. and €3,534,496.14 for Euro Disney Associés S.C.A., and the Phase IA Banks Agent, acting on behalf of the Debtors concerned, shall pay simultaneously this sum to the Third Party Lenders by way of repayment of the balance of their respective claims of principal with respect to Third Party Finance; and

(vi’)the Agent shall destroy the Letters of Credit (as defined in the Phase IA Credit Facility) previously issued to secure the Third Party Finance.

(2)      Phase IB Credit

(a)           the Phase IB Banks Agent shall calculate the balance of the Maximum Prepayment Amount (as defined in the Phase IB Credit Amendment and Restatement Agreement) outstanding to Phase IB Banks after deducting the amount of principal reimbursed to such Phase IB Banks between 1 October 2004 and the Share Capital Increase Completion Date in accordance with the provisions of paragraph (A)(1) of Clause 2 (interim period), (hereafter the “Third Difference”).

(b)           on the Share Capital Increase Completion Date:

(i)       the Phase IA Banks Agent, acting on behalf of the Phase IA Banks, and the Phase IB Banks Agent, acting on behalf of the Phase IB Banks and the Phase IB Lenders:

•      shall each for his own part give release of the balance of the Security Deposits in the Defined Proportion up to the Third Difference;

•      provided the Debtors concerned shall have performed the provisions of clause 5.1.2 (Ordinary CDC Loans) of the Memorandum of Agreement; and

(ii)      the Phase IA Banks Agent, shall transfer the sums so released to the account of the Phase IB Banks Agent, details of which shall have previously been notified to it, in order to enable the Phase IB Banks Agent to proceed to pay the amount of the Third Difference;

(iii)     the Phase IB Banks Agent, acting on behalf of EDL Hotels shall allocate simultaneously the Third Difference to the prepayment, in accordance with the notice referred to in paragraph (A) pro rata the outstanding amount to the Phase IB Banks; and

(iv)    the difference between the Maximum Prepayment Amount and the Third Difference thus allocated to the prepayment shall consist of amounts of principal repaid in accordance with the provisions of paragraph (A)(1) of Clause 2 (Interim period) which shall be deemed to have been prepaid between 1 October 2004 and the Share Capital Increase Completion Date.

(3)      Phase IB Advances (Tranche C)

(c)           the Phase IB Lenders Agent shall calculate the balance of the Maximum Prepayment Amount (as defined in the Phase IB Advances Amendment and Restatement Agreement) outstanding to the Phase IB Lenders (Tranche C) after deducting the amount of principal reimbursed to such Phase IB Lenders (Tranche C) between 1 October 2004 and the Share Capital Increase Completion Date in accordance with the provisions of paragraph (A)(1) of Clause 2 (Interim period), (hereafter the “Fourth Difference”).

(d)           on the Share Capital Increase Completion Date:

(i)       the Phase IA Banks Agent, acting on behalf of the Phase IA Banks and the Phase IB Banks Agent acting on behalf of the Phase IB Banks and the Phase IB Lenders:

•      shall each for his own part give release of the balance of the Security Deposits in the Defined Proposition up to the Fourth Difference;

•      provided the Debtors concerned shall have performed the provisions of clause 5.1.2 (Ordinary CDC Loans) of the Memorandum of Agreement; and

(ii)      the Phase IA Banks Agent and the Phase IB Banks Agent, shall transfer the sums so released to the account of the Phase IB Lenders Agent, details of which shall have previously been notified to it, in order to enable the Phase IB Lenders Agent to proceed to pay the amount of the Fourth Difference;

(iii)     the Phase IB Lenders Agent, acting on behalf of EDL Hotels shall allocate simultaneously the Fourth Difference to the prepayment, in accordance with the notice referred to in paragraph (A) pro rata the outstanding amount to the Phase IB Lenders; and

(iv)     the difference between the Maximum Prepayment Amount and the Fourth Difference thus allocated to the prepayment shall consist of amounts of principal repaid in accordance with the provisions of paragraph (A)(1) of Clause 2 (Interim period) which shall be deemed to have been prepaid between 1 October 2004 and the Share Capital Increase Completion Date.

(iii)          In accordance with the provisions of clause 5.1.2 (Ordinary CDC Loans) of the Memorandum of Agreement, and according to the terms and conditions of the CDC Loan Agreements, Euro Disney S.C.A shall proceed to a partial prepayment of principal outstanding under the Ordinary CDC Loans up to a total amount of €10,000,000 after deducting the amount of principal payable on 30 October 2004, which shall be paid as provided in paragraph (2)(a) of Clause (2)(Interim period).

4.            Amendment and Restatement of the Common Agreement

The parties hereby agree:

(A)          to produce a consolidated version of the Common Agreement including the Amendments; and

(B)           to amend such consolidated version so as to:

(1)           remove from the text any obsolete provision and update certain out-of-date references; and

(2)           to implement the Memorandum of Agreement; and

(C)          to restate, at the Restatement Date, all the unamended provisions of the Common Agreement which have not been amended,

all of which upon the terms of the Amended and Restated Common Agreement.

5.            Conditions precedent

The entry in force of this Agreement is subject, in accordance with the terms of clause 8 (Entry in force), to the implementation on the Share Capital Increase Completion Date, to the Agents’ satisfaction, of the following conditions:

(A)          satisfaction of all the conditions to the entry in force of all the provisions of the Phase IA Credit Amendment and Restatement Agreement;

(B)           satisfaction of all the conditions to the entry in force of all the provisions of the Phase IB Credit Amendment and Restatement Agreement;

(C)           satisfaction of all the conditions to the entry in force of the all the provisions of the Phase IB Advances Amendment and Restatement Agreement;

(D)          satisfaction of all the conditions to the entry in force of all the provisions of the Phase IA Advances Amendment and Restatement Agreement;

(E)           satisfaction of all the conditions to the entry in force of all the provisions of the amended and restated agreement relating to the granting of ordinary loans referred to in the second part of the definition of CDC Ordinary Loan Agreement;

(F)           satisfaction of all the conditions to the entry in force of all the provisions of the amended and restated agreement relating to the granting of participating loans referred to in the second part of the definition of CDC Participating Loan Agreement;

(G)           satisfaction of all the conditions to the entry in force of all the provisions of the amended and restated loan agreements (Tranches A, B, C and D) referred to in (a) of the definition of CDC Second Park Loan Agreements;

(H)          satisfaction of all the conditions to the entry in force of all the provisions of the subordination agreement referred to in the second part of (c) of the definition of CDC Second Park Agreements ;

(I)            signed copy by all the parties of each of the Expert Agreements;

Each of the Agents, acting upon instruction of the Creditors concerned shall be entitled to waive any of the conditions precedent set out in this clause.

6.            Representations and warranties

Each Debtor represents and warrants to the Agents, at the Date of the Agreement, each for his own part:

(A)          that the execution and performance of its obligations pursuant to the Agreement:

1)          conforms in all respects with its legal capacity as a company, has been duly authorised and that all necessary steps have been taken in this respect;

2)          is not in any respect in contradiction with any applicable law;

3)          is not in any respect in contradiction with its constitutive documents;

4)          shall not be a breach of the Master Agreement or of any agreement binding on one or the other or of the Project;

(B)           that all authorisations necessary to authorise each of them to enter into and perform its obligations under the Agreement have been granted or obtained;

(C)           that once in force, the Agreement and the Amended and Restated Common Agreement shall constitute for each of them legally valid obligations binding in accordance with their terms;

(D)          that no proceedings before any court, arbitration tribunal, court of justice, administrative or governmental authority or any other competent body are underway, and to its knowledge, no decision has been issued by any such authority which would be capable of having a material adverse effect on its capacity to perform its obligations under the Agreement and the Amended and Restated Common Agreement or on its financial situation or those of other Debtors.

7.            Undertakings

Euro Disney S.C.A and EDL Hotels undertake that they shall maintain the amount of the Security Deposits at a total of €100 million until the Share Capital Increase Completion Date subject to the provisions of clause 2 (Interim period).

8.            Entry in force

(A)          The provisions of the Agreement other than clause 3 (Prepayment) and clause 4 (Amendment and Restatement of the Common Agreement) shall come into force on the Date of the Agreement.

(B)           The provisions of clause 3 and (Prepayment) and clause 4 (Amendment and Restatement of the Common Agreement) shall come into force on the Share Capital Increase Completion Date, subject satisfaction of all the conditions precedent provided in clause 5 (Conditions precedent) with retroactive effect as regards the provisions of clause 3 (Prepayment).

9.            Termination

In the event that the Completion of Share Capital Increase or completion of the Contribution has not taken place by 31 March 2005, and if, at the end of the consultation procedure provided for in paragraph (a) of clause 7.7 (Termination) of the Memorandum of Agreement, certain provisions of the Memorandum of Agreement have been terminated in accordance with paragraph (b) of Clause 7.7 (Termination), this Agreement will be terminated.

The termination of this Agreement will take effect from the date on which the termination of such provisions of the Memorandum of Agreement referred to above takes effect.

In the event that one of the agreements referred to in Clause 5 (Conditions precedent) is terminated in accordance with its provisions on 1 December 2004, this Agreement may be terminated at the Agent’s discretion.

10.          Agent

For the purpose of this Agreement and the Amended and Restated Common Agreement, each Creditor severally represents and warrants to the Agent and to the members of the Steering Committee set up in respect of the negotiation of the Memorandum of Agreement, that it has made without relying on the Agents or the Steering Committee its own investigations into the financial situation and activities of the Borrowers and into the Project; furthermore each Bank represents and warrants that it has not relied upon any opinion given by the Agent or the Steering Committee in relation to the Agreement, its Schedules, the Amended and Restated Common Agreement and its schedules, and all other documents, agreements or consents signed or entered into by reason of the signature of the Agreement or the Memorandum of Agreement.

11.          Waiver of rights

Notwithstanding the provisions of article L.221-1 of the commercial code, but so that no provision of this Agreement or of the Bank Debt Agreements is limited in its application Euro Disney SCA, Euro Disney Associés SCA, EDL Hotels, each Group Company, each Creditor and each Agent (except CDC in relation to Tranche POSNC 1 of the CDC Ordinary Loan Agreement), waive individually and collectively, expressly and irrevocably, (i) all recourse it may have or believes it may have against any partner of Euro Disneyland SNC or of any of the SNC Hotel Companies as regards any obligation of Euro Disneyland SNC or a SNC Hotel Company under the Common Agreement or the Bank Debt Agreements; and (ii) the initiation of any action designed at obtaining the redressement judiciaire or the judicial liquidation of Euro Disneyland SNC or any of the SNC Hotel Companies.

12.          Costs and expenses

Euro Disney SCA or, after the Contribution, Euro Disney Associés S.C.A undertakes to reimburse all costs and expenses incurred by the Agent in accordance with the provisions of Clause 7.2.2 (Costs) of the Memorandum of Agreement.

13.          No novation

Clauses of the Common Agreement which are not expressly amended by the terms of this Agreement shall remain unchanged.

14.          Severability of provisions

The invalidity, illegality or unenforceability of any provision of this Agreement in any relevant jurisdiction shall not affect the validity, legality or enforceability of that provision in any other jurisdiction or any other provision of this Agreement, the Common Agreement or the Amended and Restated Common Agreement.

15.          Language

This Agreement has been drawn up and executed in the French language and the French text shall prevail in the event of any discrepancy between such text and any version thereof which may exist in another language.

16.          Governing law

This Agreement shall be governed by and interpreted in accordance with the laws of France.

17.          Jurisdiction

Any dispute between the parties arising from this Agreement, including, without limitation, disputes relating to the validity or the interpretation thereof, or the performance by any party of its obligations thereunder shall be submitted to the exclusive jurisdiction of the Tribunal de Commerce de Paris, or, if it relates to CDC, to the competent court within the jurisdiction of the Paris Court of Appeal.

Signed in Paris

On 1 December 2004

In 9 original copies

Euro Disney S.C.A

by Jeffrey R. Speed

Euro Disney Associés S.C.A

by Jeffrey R. Speed

Euro Disneyland S.N.C.

by Dominique Le Bourhis

EDL Hôtels S.C.A.

by Jeffrey R. Speed

Hôtel New York Associés S.N.C.

by Dominique Le Bourhis

Newport Bay Club Associés S.N.C.

by Dominique Le Bourhis

Sequoia Lodge Associés S.N.C.

by Dominique Le Bourhis

Cheyenne Hôtel Associés S.N.C.

by Dominique Le Bourhis

Hôtel Santa Fe Associés S.N.C.

by Dominique Le Bourhis

Centre de Divertissements Associés S.N.C.

by Dominique Le Bourhis

Caisse des Dépôts et Consignations

By

BNP PARIBAS

Acting as Agent on behalf of the Phase IA Banks whose names appear in Annex II by Martine Aubert and Olivier Jean.

CALYON

Acting as Agent on behalf of the Phase IB Banks, the Phase IB Lenders and the Phase IA Partners whose names appear in Annex II by Michel Anastassiades and Jean-Hervé Cariou.

ANNEX I

List of the current subsdiaries, direct or indirect,
of Euro Disney S.C.A., Euro Disney Associés S.C.A. and EDL Hotels SCA (prior to the
Contribution)

I.              DIRECT SUBSIDIARIES OF EURO DISNEY S.C.A.

Name	Companies Registry	Percentage held
EDL Hôtels S.C.A.	RCS Meaux 347 686 206	99.99	%(1)
EDL Hôtels Participations S.A.S.	RCS Meaux 380 365 015	100.00%
EDL Services S.A.S.	RCS Meaux 379 410 301	100.00%
Euro Disney Vacances S.A.S.	RCS Meaux 383 850 278	100.00%
Val d’Europe Promotion S.A.S.	RCS Meaux 384 279 857	100.00%
ED Resort Services S.A.S.	RCS Meaux 384 280 046	100.00%
Euro Disney Commandité S.A.S.	RCS Meaux 384 279 808	100.00%
SETEMO lmagineering S.A.R.L.	RCS Meaux 388 457 004	100.00%
Convergence Achats S.A.R.L.	RCS Créteil 444 199 343	50.00	%(2)
ED Finances 1 S.N.C.	RCS Meaux 413 892 480	50.00%
ED Finances 2 S.N.C.	RCS Meaux 413 892 621	50.00%
ED Finances 3 S.N.C.	RCS Meaux 413 892 761	50.00%
ED Finances 4 S.N.C.	RCS Meaux 413 892 902	50.00%
Débit de Tabac S.N.C.	RCS Meaux 392 222 220	40.00%
ED Spectacles S.A.R.L.	RCS Meaux 385 405 584	20.00%

The registered office of each of the above companies is:

Immeubles Administratifs
Route Nationale 34
77700 CHESSY

Except Convergence Achats SARL, whose registered office is

14 rue du Séminaire
94516 Rungis Cedex

(1)         The balance is held by EDL Services S.A.S., ED Resort Services S.A.S. and Euro Disney Vacances S.A.S., being direct subsidiaries of Euro Disney S.C.A.

(2)         The remaining 50% is owned by Groupe Flo.

II.            DIRECT SUBSIDIARIES OF EURO DISNEY ASSOCIES S.C.A.

None

III.           DIRECT SUBSIDIARIES OF EDL HOTELS S.C.A.

Name	Companies Registry	Percentage held
ED Spectacles S.A.R.L.	RCS Meaux 385 405 584	80%
Débit de Tabac S.N.C.	RCS Meaux 392 222 220	60%
ED Finances 1 S.N.C.	RCS Meaux 413 892 480	50%
ED Finances 2 S.N.C.	RCS Meaux 413 892 621	50%
ED Finances 3 S.N.C.	RCS Meaux 413 892 761	50%
ED Finances 4 S.N.C.	RCS Meaux 413 892 902	50%

IV.           SUBSIDIARY OF BOTH EURO DISNEY ASSOCIES S.C.A AND EDL HOTELS S.C.A.

Name	Companies Registry	Percentage held
ED Spectacles S.A.R.L.	RCS Meaux 385 405 584	20% par ED SCA
80% par EDLH SCA
Débit de Tabac S.N.C.	RCS Meaux 392 222 220	40% par ED SCA
60% par EDLH SCA
ED Finances 1 S.N.C.	RCS Meaux 413 892 480	50% par ED SCA
50% par EDLH SCA
ED Finances 2 S.N.C.	RCS Meaux 413 892 621	50% par ED SCA
50% par EDLH SCA
ED Finances 3 S.N.C.	RCS Meaux 413 892 761	50% par ED SCA
50% par EDLH SCA
ED Finances 4 S.N.C.	RCS Meaux 413 892 902	50% par ED SCA
50% par EDLH SCA

V.                                     SUBSIDIARY OF EURO DISNEY VACANCES S.A.,
(ITSELF, SUBSIDIARY OF EURO DISNEY ASSOCIES S.C.A)

Name	Percentage held
Euro Disney Vacaciones S.A.	99.90	%(3)

(Registered office : Edificio Gorbea 3, José Bardasano Baos 9,
28016 MADRID, SPAIN)

VI.                                 SUBSIDIARY OF VAL D’EUROPE PROMOTION S.A.S.,
(itself a direct subsidiary of Euro Disney S.C.A.)

Name	Companies Registry	Percentage held
Les Villages Nature de Val d’Europe S.A.R.L.	RCS Meaux 449 772 953	50.00	%(4)

Registered office :

Immeubles Administratifs
Route Nationale 34
77700 Chessy

(3)   The balance is held by individuals.

(4)   The remaining 50% is held by Pierre & Vacances.

ANNEX II

List of Phase IA Banks, Phase IA Partners, Phase IB Banks
and Phase IB Lenders

Phase IA Banks

BANCO SANTANDER HISPANO SA

BANK OF SCOTLAND

BANQUE FEDERATIVE DU CREDIT MUTUEL

BAYERISCHE HYPO- UND VEREINSBANK

BANK OF AMERICA NA

BNP PARIBAS

BRED BANQUE POPULAIRE

CALYON

CIC

CITIBANK N.A.

CREDIT AGRICOLE SA

CREDIT FONCIER DE FRANCE

CSFB

DEUTSCHE BANK AG

DRESDNER BANK AG

GOLDMAN SACHS PARIS INC

JP MORGAN CHASE BANK NA

MORGAN STANLEY BANK INTERNATIONAL Ltd

NATEXIS BANQUES POPULAIRES

BANK OF NOVA SCOTIA

Phase IA Partners

AXA BANQUE

BANQUE HERVET

BANQUE NSMD

BNP PARIBAS

BRED BANQUE POPULAIRE

CAISSE REGIONALE DU CREDIT AGRICOLE MUTUEL DE LA BRIE

CAISSE REGIONALE DU CREDIT AGRICOLE MUTUEL PARIS ILE DE FRANCE

CALYON

CASDEN BANQUES POPULAIRES

COMPAGNIE FINANCIERE DE ROTHSCHILD

CREDIT FONCIER DE FRANCE

DEXIA CREDIT LOCAL

EURODISNEYLAND PARTICIPATIONS SAS

FORTIS BANQUE FRANCE

PATHE

NATEXIS BANQUES POPULAIRES

SOCIETE DU LOUVRE

SOCIETE NANCEENNE VARIN BERNIER

SOFINCO

Phase IB Banks

BANCO DE SABADELL

BANCO SANTANDER CENTRAL HISPANO

BANK OF AMERICA

BANQUE FEDERATIVE DU CREDIT MUTUEL

BANQUE SAN PAOLO

BARCLAYS

BNP PARIBAS

CAISSE D’EPARGNE DE PARIS

CALYON

CREDIT INDUSTRIEL ET COMMERCIAL

CITIBANK

CREDIT SUISSE FIRST BOSTON

DEUTSCHE BANK

DRESDNER

GOLDMAN SACHS

HYPOVEREINSBANK

MERRIL LYNCH

MORGAN STANLEY

NATEXIS BANQUES POPULAIRES

YASUDA TRUST (MIZUHO)

Phase IB Lenders

AXA BANQUE

BNP PARIBAS

CAISSE REGIONAL DU CREDIT AGRICOLE MUTUEL DE L’UNION NORD EST

CAISSE REGIONALE DU CREDIT AGRICOLE MUTUEL DE CHAMPAGNE BOURGOGNE

CAISSE REGIONALE DU CREDIT AGRICOLE MUTUEL DE LA BRIE

CALYON

CREDIT AGRICOLE SA

CASDEN BANQUES POPULAIRES

CREDIT FONCIER DE FRANCE

CREDIT LOCAL DE FRANCE (DEXIA)

FORTIS

J.P. MORGAN

NATEXIS BANQUES POPULAIRES

SOCIETE DU LOUVRE

SOFINCO

ANNEX III

Common Agreement Amended and Restated

[See Exhibit 4.17 (b) of the Form 20-F]

ANNEX IV

Letter from BNP PARIBAS and CALYON dated 27 October 2004

BNP PARIBAS	CALYON

To all Euro Disney creditors

Paris, 27 October, 2004

Re: Use of Security Deposits during the transitional period

Dear Sirs,

We are writing to provide you with further details as to the application of Clause 7.1.4 (Debt Service under the Bank Debt Agreements)  of the Memorandum of Agreement dated 8 June, 2004 (the “Memorandum of Agreement”). This provides for a transitional period pending signature of final documentation (envisaged, in principle, for 1 December 2004) and satisfaction of all conditions precedent to the restructuring, in particular, the rights issue.

During this transitional period, it is provided, on the one hand, that the Security Deposits be applied in repayment of the Phase IA and Phase IB Credits on the basis of the current instalment schedules and, on the other hand, that interest accrued on these Security Deposits be used to repay principal instalments of the CDC Senior Loans granted to Euro Disney S.C.A.

We are accordingly setting out below (by way of confirmation of our letter dated 15 June, 2004) the following points:

•                  the global amount of the Security Deposits, currently € 100 million, will be applied in prepaying 19.62% of the Phase IA Credit, the Phase IB Credit and Tranche C of the Phase IB Advances (Clause 5.1.1 of the Memorandum of Agreement). This prepayment will be made on the Share Capital Increase Date, with retroactive effect to the Effective Date, namely, 1 October, 2004. The figure of 19.62% has been determined as representing the proportion which € 100 million bears to the global outstanding amount of the relevant indebtedness as at 1 October, 2004.(5)

•                  One of the transitional provisions ensures repayment of principal instalments on the basis of pre-restructuring instalment schedules by using the Security Deposits. Upon the restructuring taking effect (once the rights issue has taken place) the balance of the Security Deposits will be used to prepay part of the IA Credit, the IB Credit and Tranche C of the IB Advances, so that each would receive (taking account of intervening principal repayments) a global repayment of 19.62% calculated as at 1 October, 2004. Interest will be paid directly by Euro Disney(6) out of its own operating cash-flow.

•                  These withdrawals from the Security Deposits are thus to be regarded as “on account” of the prepayment (or as a cash-flow facility granted to Euro Disney).

•                  As regards the CDC loans, the Memorandum of Agreement provides that the repayment instalment due on 30 October, 2004 by Euro Disney S.C.A. in respect of its CDC Senior Loans would be paid out of the interest accrued on the Security Deposits. BNP PARIBAS and CALYON will transfer the relevant amount directly to CDC. Any surplus interest accrued on the Security Deposits will be returned to Euro Disney on the Share Capital Increase Date in accordance with Clause 7.1.2 of the Memorandum of Agreement.

•                  We would remind you finally that the Security Deposits in an aggregate amount of € 100 million are pledges constituted as to € 66 million with BNP PARIBAS to secure the IA Credit and the CDC Ordinary Loans and as to € 34 million with CALYON to secure the IB Credit and the IB Advances. This proportion corresponds to the outstanding amount of the indebtedness so secured at the time of the last adjustment and accordingly reflect the pro rata rule provided for in the Common Agreement.

Accordingly, each of our institutions will effect the principal instalment repayments referred to above by making simultaneous withdrawals from each cash-collateral, 66% of the relevant amount from the BNP PARIBAS cash collateral and 34% from the CALYON cash collateral, irrespective of the creditors receiving the payment, as they will successively receive amounts falling due alternately during the transitional period in accordance with their due dates.

Thus, if the rights issue were not to take place and the restructuring failed to be implemented, the balance of the Security Deposits would remain in the proportion of 66 to 34 as between BNP PARIBAS and CALYON reflecting the proportion of the outstanding amounts of the indebtedness secured thereby (including CDC and Tranche B of the IB Advances) prior to the signature of the Memorandum of Agreement.

(5)         And accordingly irrespective of the respective amounts of the Security Deposits, and without taking into account the rights of other creditors, such as CDC and the Tranche B, IB tax advances in respect of these Security Deposits.

(6)         On the basis of current margins; the margin increase as at 1/10/2004 specified in the amendment to the Memorandum of Agreement accepted at the end of September, 2004 being calculated and paid five days after the Share Capital Increase Date.

Each of our institutions will therefore simultaneously grant a discharge, as the repayment instalments fall due, in accordance with the table scheduled hereto (prepared for the period to 31 March, 2005).

Terms defined in the Memorandum of Agreement have the same meaning when used in this letter.

Yours faithfully,

BNP PARIBAS	CALYON

Martine Aubert Olivier Jean	Jean-Hervé Cariou Patrick Savignac

Use of Security deposit (interest accrued after 30 October, 2004 not calculated)

Date	Relevant Instalment	Amount	Amount withdrawn BNPP 66%	BNPP Balance	Amount withdrawn CALYON 34%	CALYON Balance

May-04	Deposit adjustment	100 000 000.00	66 000 000.00	66 000 000.00	34 000 000.00	34 000 000.00

Oct-04	accrued interest	742 869.41	492 494.31	66 492 494.31	250 375.10	34 250 375.10

30/10/2004	SCA CDC Senior Loan instalment	203 023.49	-133 995.50	66 358 498.81	-69 027.99	34 181 347.11

05/11/2004	IB loan instalment	3 445 817.49	-2 274 239.54	64 084 259.26	-1 171 577.95	33 009 769.17

30/11/2004	IA loan instalment	11 710 335.82	-7 728 821.64	56 355 437.62	-3 981 514.18	29 028 254.99

07/02/2005	IB loan instalment	3 445 817.49	-2 274 239.54	54 081 198.08	-1 171 577.95	27 856 677.04

28/02/2005	IA loan instalment	9 368 268.65	-6 183 057.31	47 898 140.77	-3 185 211.34	24 671 465.70	72 569 606.47

	Vérif			66.00%		34.00%